Exhibit 99.1
SPY Inc.
2070 Las Palmas Drive
Carlsbad, CA 92011
PH: (760) 804-8420
FX: (760) 804-8442
www.spyoptic.com

SPY INC. REPORTS FINANCIAL RESULTS FOR THE FIRST HALF AND SECOND QUARTER 2014

SPY® Inc. Total Company First Half Net Sales Reported as $17.4 million

For Immediate Release: August 6, 2014

CARLSBAD, Calif.—SPY Inc. (OTCBB: XSPY) today announced financial results for the three and six months ended June 30, 2014.

First half sales were $17.4 million in 2014, a decrease of 9% or $1.6 million less than in the first half of 2013. Sales included lower closeout sales of $0.8 million in 2014, compared to $1.4 million in 2013.   The decrease in our net sales was primarily driven by an overall decline in the consumer market coupled with several key retailers currently holding lower levels of inventory and fewer closeout sales of our sunglass products.  Gross profit as a percentage of net sales was 54% for the six months ended June 30, 2014, compared to 52% for the six months ended June 30, 2013.

Second quarter sales were $8.2 million in 2014, a decrease of 18% or $1.8 million less than in the second quarter of 2013. The decrease in our net sales was primarily driven by an overall decline in the consumer market coupled with several key retailers currently holding lower levels of inventory and fewer closeout sales of our sunglass products. Gross profit as a percentage of net sales was 56% for the three months ended June 30, 2014, compared to 53% for the three months ended June 30, 2013.

 “Although we encountered a challenging consumer environment in the first couple of months of the second quarter we were pleased with the top line improvements in June and especially with the increase in our gross margin rate to the highest level in the last four years” said Michael Marckx, President and CEO. “The margin expansion is a direct result of our strong product development team as well as a concerted effort across the organization to reduce operating costs. Achieving an operating profit along with our expanding portfolio of products, including our successful Happy Lens™ Collection, positions us well for the balance of 2014 as we focus on fulfilling strong pre-orders for snow goggles, driving overall sales, improving our product margins and managing our operating costs.”
Income from operations decreased by $0.2 million to $0.2 million in the first half of 2014, compared to income from operations of $0.4 million in the first half of 2013. The $0.2 million decrease was partially due to the decrease in sales offset with a 167 basis point improvement in gross profit as a percent of sales.  Additionally, total operating expenses in the first half of 2014 were lower by $0.4 million, compared to the first half of 2013.  Cash flow generated by operating activities was $1.5 million in the first half of 2014.

Income from operations decreased by $0.2 million to $0.1 million in the second quarter of 2014, compared to income from operations of approximately $0.3 million in the second quarter of 2013. The $0.2 million decrease was partially due to the decrease in sales offset with a 271 basis point improvement in gross profit as a percent of sales.  Additionally, total operating expenses in the second quarter of 2014 were lower by $0.5 million, compared to the second quarter of 2013.

The Company incurred a net loss of $1.5 million and $1.3 million during the first half of 2014 and 2013, respectively.

The Company incurred a net loss of $0.7 million and $0.6 million during the second quarter of 2014 and 2013, respectively.

SPY Inc. invites you to join the investor conference call on Wednesday, August 6, 2014, at 1:30 p.m. PDT.  The dial-in number for the call in North America is 1-866-700-6067 and 1-617-213-8834 for international callers.  The participant pass code is 95387010.  The call will also be webcast live on the internet and can be accessed by logging on at investor.spyoptic.com.

The results of our operations for the quarters ended June 30, 2014 and 2013 are more fully discussed in our Form 10-Q for the quarter ended June 30, 2014, filed with the Securities and Exchange Commission on August 6, 2014.

SPY Inc.:
We have a happy disrespect for the usual way of looking (at life) and the need to SEE HAPPY. It is this mindset that drives us to design, market, and distribute premium products for people who “live” to be outdoors, pushing the boundaries in action sports, motorsports, snow sports, cycling and multi-sports. We actively support the lifestyle subcultures that surround these pursuits, and as a result our products serve the broader fashion, music and entertainment markets of the youth culture. Our reason for being is to create the unusual and this is what helps us deliver distinctive products to people who are active, fun and a bit irreverent, like us. Our principal products—sunglasses, goggles and prescription frames—are marketed with fun and creativity under the SPY® brand. More information about SPY may be obtained from: www.spyoptic.com, www.facebook.com/spyoptic, Twitter @spyoptic and Instagram @spyoptic.

Safe Harbor Statement:
This press release contains forward-looking statements.  These statements relate to future events or future financial performance and are subject to risks and uncertainties.  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "feel," "estimate," "predict," “hope,” the negative of such terms, expressions of optimism or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  Factors that could cause actual results to differ from those contained in our forward-looking statements include, but are not limited to lack of continuity and effectiveness of our management team, our ability to generate sufficient incremental sales of our core SPY® brand and new products to recoup our significant investments in sales and marketing, our ability to lower our expenses or otherwise reduce our breakeven point on an operating basis, our ability to maintain or increase the availability of our existing credit facilities and otherwise finance our strategic objectives, and the other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results.  Moreover, except as required by law, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

CONTACTS:
Maddy Isbell, PR Manager
760-804-8420
Fax: 760-804-8442
investor.spyoptic.com

SPY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Thousands, except number of shares and per share amounts)

	June 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets
Cash	$808	$686
Accounts receivable, net	5,316	6,543
Inventories, net	6,557	5,872
Prepaid expenses and other current assets	883	680
Income taxes receivable	-	3

Total current assets	13,564	13,784
Property and equipment, net	391	438
Intangible assets, net of accumulated amortization of $800 and $782 at June 30, 2014 and December 31, 2013, respectively	54	72
Other long-term assets	44	63

Total assets	$14,053	$14,357

Liabilities and Stockholders’ Deficit
Current liabilities
Lines of credit	$2,703	$4,024
Current portion of capital leases	71	77
Current portion of notes payable	16	16
Accounts payable	3,467	1,302
Accrued expenses and other liabilities	2,866	3,069

Total current liabilities	9,123	8,488
Capital leases, less current portion	57	92
Notes payable, less current portion	8	16
Notes payable to stockholders	21,597	21,452

Total liabilities	30,785	30,048
Stockholders’ deficit
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	-	-
Common stock: par value $0.0001; 100,000,000 shares authorized; 13,350,876 and 13,184,876 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	1	1
Additional paid-in capital	45,780	45,331
Accumulated other comprehensive income	514	520
Accumulated deficit	(63,027)	(61,543)

Total stockholders’ deficit	(16,732)	(15,691)

Total liabilities and stockholders’ deficit	$14,053	$14,357

SPY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Net sales	$8,183	$9,995	$17,376	$19,002
Cost of sales	3,641	4,718	8,053	9,125

Gross profit	4,542	5,277	9,323	9,877
Operating expenses:
Sales and marketing	2,726	2,950	5,646	5,804
General and administrative	1,387	1,789	2,871	3,236
Shipping and warehousing	132	89	272	258
Research and development	196	122	349	223

Total operating expenses	4,441	4,950	9,138	9,521

Income (Loss) from operations	101	327	185	356
Other income (expense):
Interest expense	(751)	(752)	(1,509)	(1,484)
Foreign currency transaction gain (loss)	69	(144)	2	(162)
Other (expense)	(161)	(5)	(159)	(5)

Total other expense	(843)	(901)	(1,666)	(1,651)

Loss before provision for income taxes	(742)	(574)	(1,481)	(1,295)
Income tax provision	—	—	3	—

Net loss	$(742)	$(574)	$(1,484)	$(1,295)

Net loss per share of Common Stock
Basic	$(.06)	$(.04)	$(.11)	$(.10)
Diluted	$(.06)	$(.04)	$(.11)	$(.10)

Shares used in computing net loss per share of Common Stock
Basic	13,343	13,135	13,285	13,125
Diluted	13,343	13,135	13,285	13,125

Other comprehensive income (loss)
Foreign currency translation adjustment	$(93)	$(84)	$(187)	$93
Unrealized gain (loss) on foreign currency exposure of net investment in foreign operations	88	96	180	(98)

Total other comprehensive income (loss)	(5)	12	(7)	(5)

Comprehensive loss	$(747)	$(562)	$(1,491)	$(1,300)